Exhibit 99.1

For Immediate Release

Contact:	Deborah R. Gordon Vice President, Investor Relations Hologic, Inc. (781) 999-7716

HOLOGIC ANNOUNCES SECOND QUARTER

FISCAL 2009 OPERATING RESULTS

Revenues and Performance In-Line with Guidance

BEDFORD, Mass. (May 4, 2009)—Hologic, Inc. (Hologic or the Company) (NASDAQ: HOLX), a leading developer, manufacturer and supplier of premium diagnostics, medical imaging systems and surgical products dedicated to serving the healthcare needs of women, today announced its results for the quarter ended March 28, 2009.

Highlights of the quarter include:

•	Revenues of $402.0 million.

•

Second quarter 2009 net loss was $2.3 billion or $8.97 per diluted share, calculated in accordance with U.S. generally accepted accounting principles (GAAP). This net loss was the result of $2.34 billion of charges relating to the write-down of certain of the Company’s goodwill and intangible assets.

•

Second quarter 2009 non-GAAP adjusted net income was $74.1 million or $0.29 per diluted share, and adjusted EBITDA (non-GAAP adjusted earnings before interest, taxes, depreciation and amortization) was $144.9 million. A reconciliation of GAAP to non-GAAP results is included as an attachment to this press release.

•

Term loan to fund the Third Wave Technologies acquisition reduced from an initial balance of $540 million at July 24, 2008 to $377 million as of March 28, 2009 and further reduced to $330 million as of today.

•	Approval of the Company’s premarket approval (PMA) applications for both the Cervista HPV HR (high risk) and Cervista HPV 16/18 tests by the U.S. Food and Drug Administration (FDA).

Second quarter fiscal 2009 revenues totaled $402.0 million, a 6.7% decrease when compared to revenues of $431.0 million in the second quarter of fiscal 2008. The decrease was primarily attributable to the year-over-year decline in sales of Selenia systems. We believe this decline was primarily attributable to the current economic environment which has resulted in delays and reductions in hospital capital spending and longer sales cycles. The decline in Selenia sales was partially offset by: (i) growth in Diagnostics and Surgical product sales of $11.9 million as compared to the second quarter of fiscal 2008; (ii) an $8.7 million, or 21%, increase in service and other revenues primarily related to our Selenia full field digital mammography units sold; and (iii) revenues of $8.9 million from our acquisition of Third Wave in July 2008.

For the second quarter of fiscal 2009, Hologic reported a net loss of $2.3 billion, or $8.97 per diluted share, compared with net income of $56.0 million, or $0.22 per diluted share, in the second quarter of fiscal 2008. Included in second quarter fiscal 2009 results were charges of $2.34 billion for the impairment of goodwill relating to reporting units acquired from Cytyc, $4.1 million attributable to the write-off of certain intangible assets acquired from Third Wave, and $44.7 million attributable to the amortization of intangibles relating to the Cytyc merger and the Third Wave acquisition. Also included were a full quarter of operating expenses of $11.4 million from Third Wave, including $0.3 million relating to the write-up of inventory acquired in the Third Wave acquisition. Included in the second quarter of fiscal 2008 results were charges relating to the Cytyc merger of $25.1 million attributable to the amortization of intangibles and $0.8 million attributable to the increase in cost of revenues relating to the write-up of acquired inventory to fair market value. There were no expenses attributable to Third Wave in the second quarter of fiscal 2008.

Based on a combination of factors, including the deterioration in the macro-economic environment, declines in the stock market and the decline in the price of the Company’s common stock, the Company has experienced a significant decline in its market capitalization. As a result, the Company completed a goodwill impairment analysis using the two-step approach as required under Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” in the second quarter of fiscal 2009 and determined that a portion of its goodwill was impaired. As a result, in the second quarter of fiscal 2009, the Company recorded a non-cash charge of $2.34 billion within operating (loss) income in the Company’s Condensed Consolidated Statements of Operations. In addition, the Company also recorded a charge of $4.1 million for the write-off of certain intangibles and recorded such charge within cost of revenues in the Company’s Condensed Consolidated Statements of Operations. These non-cash charges do not impact the non-GAAP financial information presented in this release. A further discussion of our non-GAAP fiscal 2009 results and guidance is included in the attachment to this press release.

The Company’s non-GAAP adjusted net income for the second quarter of fiscal 2009 decreased 2.7% to $74.1 million compared to $76.2 million in the second quarter of fiscal 2008. The Company’s fiscal 2009 second quarter non-GAAP adjusted net income primarily excludes the $2.34 billion goodwill impairment charges and $4.1 million write-off of intangible assets discussed above, $50.2 million of amortization of the intangible assets acquired from Third Wave, Cytyc, AEG, BioLucent, Fischer, R2 and Suros, and $0.3 million attributable to the increase in cost of revenues relating to the write-up of Third Wave inventory to fair value. The Company’s fiscal 2008 second quarter non-GAAP adjusted net income primarily excludes $30.8 million of amortization of the intangible assets acquired from Cytyc, AEG, BioLucent, Fischer, R2 and Suros and the $0.8 million increase in cost of revenues relating to the write-up of acquired inventory to fair market value.

Non-GAAP adjusted net income, non-GAAP adjusted earnings per diluted share (EPS), and adjusted EBITDA are non-GAAP financial measures. The Company’s definitions of these non-GAAP financial measures, and the reconciliations of these measures to the Company’s comparable GAAP financial measures for the second quarter of fiscal years 2009 and 2008, are set forth in the supplemental information attached to this press release. When analyzing the Company’s operating performance, investors should not consider these non-GAAP measures as a substitute for net (loss) income and (loss) earnings per share prepared in accordance with GAAP.

For the six months ended March 28, 2009, revenues totaled $831.2 million, a 3.6% increase when compared to revenues of $802.5 million in the six months ended March 29, 2008. The increase was primarily attributable to the inclusion of two full quarters (26 weeks) of revenues from the Diagnostics, GYN Surgical and MammoSite product lines acquired in the merger with Cytyc on October 22, 2007 compared to 23 weeks in the first two quarters of fiscal 2008. Also contributing to the increase in revenues was a $21.2 million, or 27.1%, increase in service and other revenues primarily related to our Selenia full field digital mammography units sold, as well as revenues of $17.4 million from our acquisition of Third Wave in July 2008. Partially offsetting these increases was the year-over-year decline in sales of Selenia systems sold, reflecting the more difficult economic and capital spending environment.

For the six months ended March 28, 2009, Hologic reported a net loss of $2.25 billion, or $8.79 per diluted share, compared with a net loss of $302.6 million, or $1.28 per diluted share, for the comparable six-month period in fiscal 2008. Included in the first six months of fiscal 2009 results were charges of $2.34 billion for the impairment of goodwill relating to reporting units acquired from Cytyc, $4.1 million attributable to the write-off of certain intangible assets, $89.2 million attributable to the amortization of intangibles relating to the Cytyc merger and the Third Wave acquisition, and $0.8 million attributable to the increase in cost of revenues relating to the write-up of Third Wave inventory to fair value. Also included were two full quarters of operating expenses of $22.8 million from Third Wave. Included in the first six months of fiscal 2008 results were charges relating to the Cytyc merger of $370.0 million attributable to acquired in-process research and development costs, $42.3 million attributable to the increase in cost of revenues relating to the write-up of acquired inventory to fair market value, and $45.5 million attributable to the amortization of intangibles. There were no Third Wave expenses in the comparable six-month period in fiscal 2008.

As of March 28, 2009, total backlog for all products was $339 million.

“This year continues to be challenging given the current conditions of the economic environment and as a result, many drivers of our business continue to remain uncertain,” said Jack Cumming, Chairman and Chief Executive Officer. “The decline in demand for capital equipment has impacted sales of our Selenia digital mammography systems among our hospital customers, but were in-line with our expectations. We are pleased with the performance of our Diagnostics and GYN Surgical product lines and we are extremely excited to have received FDA approval of not only our Cervista HPV HR test, but also our Cervista HPV 16/18 test. These state-of-the art diagnostic tests should help solidify our leadership in cervical cancer screening. In addition, we remain focused on developing new products to complement our current lines and fortify our long-term growth objectives. Finally, our cash flows from operations and balance sheet remain strong.”

Second quarter revenue overview by segment:

•

Breast Health revenues, which include the Company’s Mammography, R2, Suros, MammoPad, DRC, AEG and MammoSite products, totaled $180.1 million for the second quarter of fiscal 2009 compared to $223.3 million for the same period in fiscal 2008. This decrease was primarily due to fewer Selenia systems sold, resulting in a reduction in Selenia product revenues. We attribute this decline primarily to economic pressures faced by hospitals due to the worldwide economic instability, which has resulted in longer sales cycles and delays and reductions in capital equipment purchases. These decreases were partially offset by an increase in service revenues related to our Selenia full field digital mammography systems sold in the current and prior periods and an increase in revenues from our Suros breast biopsy products.

•

Diagnostics revenues, which include the Company’s ThinPrep products, Full Term Fetal Fibronectin test, and the recently acquired Third Wave products, totaled $135.0 million, including $8.9 million from Third Wave, for the second quarter of fiscal 2009. The operations of Third Wave also accounted for $20.0 million in costs and operating expenses. As Third Wave was acquired in July 2008, the Company recognized no revenues or expenses from Third Wave in the second quarter of fiscal 2008. Total Diagnostics revenues in the second quarter of fiscal 2008 were $124.4 million and included the Company’s ThinPrep products and Full Term Fetal Fibronectin test.

•

GYN Surgical revenues, which include the Company’s NovaSure endometrial ablation system and the Adiana complete transcervical sterilization system, which is subject to FDA approval, totaled $63.8 million for the second quarter of fiscal 2009 and $55.2 million for the second quarter of fiscal 2008. This increase was primarily due to an increase in the number of NovaSure systems sold in the current quarter.

•

Skeletal Health revenues, which include the Company’s osteoporosis assessment, mini C-arm and MRI product lines, decreased to $23.1 million for the second quarter of fiscal 2009 from $28.1 million for the second quarter of fiscal 2008. This decrease was primarily the result of decreased system sales of the osteoporosis assessment product line.

FDA Approval of our Two Human Papillomavirus (HPV) Products:

On March 13, 2009, we announced the FDA approved the Company’s PMA applications for both the Cervista HPV HR and the Cervista HPV 16/18 tests. Cervista HPV HR, designed to detect the 14 high-risk types of HPV known to cause cervical cancer, is the first HPV DNA test approved by the FDA in more than 10 years. Cervista HPV 16/18 is the first HPV test approved for genotyping for HPV types 16 and 18, known to be associated with approximately 70% of all cervical cancers in the United States. The Cervista HPV HR and Cervista HPV 16/18 tests are based on Invader chemistry, a patented technology owned by Hologic through its acquisition of ThirdWave in July 2008 and well established in other areas of molecular testing. Both tests are approved for use utilizing the sample collected with the ThinPrep Pap Test, offering additional convenience for the healthcare provider. We have since commenced marketing the HPV HR test in the U.S. and plan to begin commercialization of the HPV 16/18 test later this month.

On April 1, 2009, the United States Court of Appeals for the Federal Circuit issued its ruling rejecting Qiagen’s (formerly Digene Corporation) appeal and affirming the judgment of the United States District Court for the Western District of Wisconsin that Third Wave’s HPV products do not infringe Qiagen’s patent. The Court’s ruling should end a patent lawsuit filed by Digene in January of 2007 against Third Wave alleging infringement of a Digene patent by Third Wave’s HPV ASR product. “We are obviously pleased with this ruling,” said Jack Cumming. “Our assessment of the merits of this lawsuit and the underlying technology during due diligence of Third Wave were confirmed by the Court’s ruling.”

Tomosynthesis Update and Pending PMA Approvals:

We have been in discussions with the FDA for well over a year on our Tomosynthesis PMA filing. Over this period of time we have been confronted by an ever-changing landscape of FDA personnel and regulatory requirements, which have created considerable complexity to the approval process. In addition, during this time we have learned a great deal relative to the clinical significance of Tomosynthesis and how to enhance the positioning of the technology to be more consistent with both clinical and current economic dynamics for an improved approach to market adoption.

We met with the FDA in mid-April and discussed their proposed June 2009 panel date for our PMA application. As a result of these discussions, we believe it appropriate to postpone our panel date until such time as both we and the FDA are better prepared to review this potentially life saving technology. Although this will push out our U.S. launch, we believe there are compelling potential benefits to be achieved:

•	Complete additional clinical studies to enhance the positioning of our technological approach, with the goal of creating greater competitive hurdles for others;

•	Allow the new administration at the FDA to stabilize internal issues, resources and requirements, which will also provide us time to reposition the current study for panel presentation purposes;

•

Give time for the tenuous state of the economy to show positive signs of recovery, making funds more available to hospitals to purchase our Tomosynthesis systems, which we plan to sell at a premium over current digital mammography systems; and

•	Avoid prematurely revealing our Tomosynthesis strategies to other potential competitors, as a panel review is a public event.

In summary, we believe it appropriate to have multiple, phased clinical indications for use, which may encourage the clinical adoption process. In doing so, we believe we will enhance our market positioning and prevent the early disclosure of confidential strategies. We believe this process will culminate with a version of the product and indications for use with broad clinical utility. In the meantime, we are continuing to sell our Tomosynthesis systems internationally.

Permanent Sterilization – Adiana Update:

We have one other product, the Adiana transcervical sterilization system, also being reviewed by the FDA. On March 3, 2009, we received an approvable letter from the FDA, which is subject to inspection of our manufacturing facility. Since we do not directly control the timing of approval, we are unable to estimate with any certainty if or when we may begin to market these products in the U.S.

Financial Guidance:

Our guidance for fiscal 2009 reflects our current core products, as well as U.S. sales of both Cervista HPV and Adiana, once it is approved, recognizing we are expecting only minimal sales of these products for the remainder of the fiscal year. In addition, certain of our GAAP guidance for fiscal 2009 has been revised from the guidance we previously issued as a result of the impairment charges we recorded during the second quarter (as discussed above). Our non-GAAP adjusted guidance remains essentially unchanged from the guidance we issued on February 2, 2009:

Fiscal 2009 (ending September 26, 2009):

•

Fiscal 2009 revenues are expected to be approximately $1.625 billion to $1.650 billion, driven primarily by an increase in revenues in our Diagnostics segment and from growth in our NovaSure product line, offset by anticipated decreases in our Breast Health segment, primarily related to our mammography product line including the Selenia full field digital system.

•

We expect net loss per diluted share to be approximately ($8.38) to ($8.44) and we expect non-GAAP adjusted EPS to be approximately $1.10 to $1.15. Included in this guidance are the full year results of Third Wave, which we expect to be dilutive to non-GAAP adjusted EPS by $0.12 per share. A reconciliation of our GAAP to non-GAAP fiscal 2009 projections is included as an attachment to this press release.

Third Quarter Fiscal 2009 (Quarter ending June 27, 2009):

•	Third quarter fiscal 2009 revenues are expected to be approximately $390 million to $400 million.

•

We expect EPS to be approximately $0.11 to $0.13 per diluted share and we expect non-GAAP adjusted EPS to be approximately $0.25 to $0.27. This includes the results of Third Wave, which we expect to be dilutive to non-GAAP adjusted EPS by $0.03 per share. A reconciliation of our GAAP to non-GAAP fiscal 2009 projections is included as an attachment to this press release.

We may incur charges or realize gains in fiscal 2009 that could cause actual results to vary from the guidance above. In addition, we are continuing to monitor the effects of the U.S. and general worldwide economic conditions and related uncertainties, which, along with other uncertainties facing our business, could adversely affect our anticipated results.

Conference Call and Webcast:

Hologic’s management will host a conference call on Monday, May 4, 2009, at 5:00 p.m. (Eastern) to discuss second quarter fiscal 2009 operating results. Interested participants may listen to the call by dialing 877-852-6575 or 719-325-4832 for international callers, and referencing code 809447 approximately 15 minutes prior to the call. For those unable to participate in the live broadcast, a replay will be available one hour after the call ends through Friday, May 15, 2009, at 888-203-1112 or 719-457-0820 for international callers, access code 8094407. The Company will also provide a live webcast of the call on the investor relations page of the Company’s website at www.hologic.com/investor. A replay of the call will also be available on the investor relations page of the Company’s website at www.hologic.com/investor shortly after the completion of the live broadcast. A power point presentation related to the conference call will be posted after the close of the market on Monday, May 4, 2009, on the investor relations page of the Company’s website at www.hologic.com/investor.

About Hologic, Inc.:

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostics products, medical imaging systems and surgical products dedicated to serving the healthcare needs of women. Hologic’s core business units are focused on breast health, diagnostics, GYN surgical, and skeletal health. Hologic provides a comprehensive suite of technologies with products for mammography and breast biopsy, radiation treatment for early-stage breast cancer, cervical cancer screening, treatment for menorrhagia, osteoporosis assessment, preterm birth risk assessment, mini C-arm for extremity imaging and molecular diagnostic products including HPV and reagents for a variety of DNA and RNA analysis applications.

Hologic, Adiana, AEG, BioLucent, Cervista, Cytyc, Dimensions, FullTerm, Invader, MammoSite, MammoPad, NovaSure, R2, Selenia, Suros, ThinPrep and Third Wave and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

Forward-Looking Statement Disclaimer:

This News Release contains forward-looking information that involves risks and uncertainties, including statements regarding the Company’s plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding: the expected continued market challenges and the Company’s response to those challenges; the Company’s backlog and any implication that the Company’s backlog may be indicative of future sales; the Company’s expectations regarding product development, including the FDA approval process; and the Company’s outlook and financial and other guidance. These forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated.

The Company’s backlog consists of purchase orders for which delivery is scheduled within the next twelve months, as specified by the customer. In certain circumstances, orders included in backlog may be canceled or rescheduled by customers without significant penalty. Therefore, backlog as of any particular date should not be relied upon as indicative of the Company’s revenues for any future period.

Other risks and uncertainties that could adversely affect the Company’s business and prospects, and otherwise cause actual results to differ materially from those anticipated, include without limitation: the continued U.S. and general worldwide economic conditions and related uncertainties, including the recent global financial turmoil and associated economic downturn; the Company’s reliance on third party reimbursement policies to support the sales and market acceptance of its products, including the possible adverse impact of government regulation and changes in the availability and amount of reimbursement; the Company’s ability to integrate its acquisitions and business combinations effectively; uncertainties inherent in the development of new products and the enhancement of existing products, including FDA approval and/or clearance and other regulatory risks, technical risks, cost overruns and delays; the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; manufacturing risks, including the Company’s reliance on a single source of supply for key components, and the need to comply with especially high standards for the manufacture of many of its products; the Company’s ability to predict accurately the demand for its products, and products under development, and to develop strategies to address its markets successfully; the early stage of market development for certain of the Company’s products; the risk of adverse events and product liability claims; risks related to the use and protection of intellectual property; expenses and uncertainties relating to litigation; technical innovations that could render products marketed or under development by the Company obsolete; competition; general future legislative, regulatory, or tax changes; the risks of conducting business internationally, including the effect of exchange rate fluctuations on those operations; financing risks, including the Company’s obligation to meet financial covenants and payment obligations under the Company’s financing arrangements and leases; and the Company’s ability to attract and retain qualified personnel.

The risks included above are not exhaustive. Other factors that could adversely affect the Company’s business and prospects are described in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

HOLOGIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

ASSETS

	March 28, 2009	September 27, 2008
CURRENT ASSETS:
Cash and cash equivalents	$217,228	$95,661
Restricted cash	3,394	3,629
Accounts receivable, net	299,614	321,299
Inventories	178,947	174,667
Deferred income tax assets	59,643	53,660
Prepaid expenses and other current assets	36,262	44,662

Total current assets	795,088	693,578

Property and equipment, net	276,634	283,975
Intangible assets, net	2,524,661	2,629,651
Goodwill	2,112,529	4,450,496
Other assets	74,448	76,932

	$5,783,360	$8,134,632

LIABILITIES AND STOCKHOLDERS’ EQUITY

	March 28, 2009	September 27, 2008
CURRENT LIABILITIES:
Current portion of notes payable	$33,951	$38,480
Accounts payable	51,712	59,590
Accrued expenses	122,562	154,746
Deferred revenue	89,427	78,559
Deferred gain	9,500	9,500

Total current liabilities	307,152	340,875

Notes payable, net of current portion	355,848	437,420
Convertible debt	1,725,000	1,725,000
Deferred tax liabilities	928,631	920,838
Deferred revenue	10,838	10,777
Other long-term liabilities	54,223	57,453

Total long-term liabilities	3,074,540	3,151,488

STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value	2,567	2,564
Capital in excess of par value	4,870,789	4,853,837
Accumulated deficit	(2,469,821)	(217,644)
Accumulated other comprehensive (loss) income	(434)	4,945
Treasury stock, 214 shares, at cost	(1,433)	(1,433)

Total stockholders’ equity	2,401,668	4,642,269

	$5,783,360	$8,134,632

HOLOGIC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended
	March 28, 2009	March 29, 2008
REVENUES	$402,014	$431,048

COSTS AND EXPENSES (1):
Cost of revenues	149,928	166,489
Cost of revenues – amortization of intangible assets	37,760	24,921
Cost of revenues – impairment of intangible assets	4,065	—
Research and development	24,428	19,364
Selling and marketing	59,159	68,262
General and administrative	38,810	39,732
Amortization of acquired intangible assets	12,693	6,169
Impairment of goodwill	2,340,023	—

	2,666,866	324,937

(Loss) income from operations	(2,264,852)	106,111

Interest income	347	871
Interest and other expense, net	(17,769)	(19,498)

(Loss) income before provision for income taxes	(2,282,274)	87,484
Provision for income taxes	17,896	31,498

Net (loss) income	$(2,300,170)	$55,986

Net (loss) income per common share:
Basic	$(8.97)	$0.22

Diluted	$(8.97)	$0.22

Weighted average number of common shares outstanding:
Basic	256,374	255,253

Diluted	256,374	259,798

(1)	Stock-based compensation included in costs and expenses during the three months ended March 28, 2009 was $1,068 for cost of revenues, $1,023 for research and development, $1,206 for selling and marketing and $5,576 for general and administrative. Stock-based compensation included in costs and expenses during the three months ended March 29, 2008 was $518 for cost of revenues, $543 for research and development, $780 for selling and marketing and $3,082 for general and administrative.

HOLOGIC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Six Months Ended
	March 28, 2009	March 29, 2008
REVENUES	$831,247	$802,494

COSTS AND EXPENSES (1):
Cost of revenues	310,750	349,946
Cost of revenues – amortization of intangible assets	75,506	45,075
Cost of revenues – impairment of intangible assets	4,065	—
Research and development	48,221	39,511
Selling and marketing	124,867	125,248
General and administrative	73,615	74,068
Amortization of acquired intangible assets	25,331	12,418
Impairment of goodwill	2,340,023	—
Impairment of acquired intangible assets	—	2,900
Acquired in-process research and development	—	370,000

	3,002,378	1,019,166

Loss from operations	(2,171,131)	(216,672)

Interest income	793	3,124
Interest and other expense, net	(39,260)	(51,171)

Loss before provision for income taxes	(2,209,598)	(264,719)
Provision for income taxes	42,579	37,903

Net loss	$(2,252,177)	$(302,622)

Net loss per common share:
Basic	$(8.79)	$(1.28)

Diluted	$(8.79)	$(1.28)

Weighted average number of common shares outstanding:
Basic	256,293	236,068

Diluted	256,293	236,068

(1)	Stock-based compensation included in costs and expenses during the six months ended March 28, 2009 was $1,712 for cost of revenues, $2,348 for research and development, $2,777 for selling and marketing and $9,506 for general and administrative. Stock-based compensation included in costs and expenses during the six months ended March 29, 2008 was $1,243 for cost of revenues, $1,229 for research and development, $1,495 for selling and marketing and $8,539 for general and administrative.

HOLOGIC, INC.

RECONCILIATION OF EPS, GAAP NET (LOSS) INCOME TO NON-GAAP ADJUSTED NET INCOME AND TO ADJUSTED EBITDA

(Unaudited)

(In thousands, except earnings per share)

	Three Months Ended March 28, 2009		Three Months Ended March 29, 2008
EARNINGS PER SHARE
GAAP (loss) earnings per share- Diluted	$(8.97)		$0.22
Adjustments to net (loss) income (as detailed below)	9.26		0.07

Non-GAAP adjusted earnings per share- Diluted	$0.29	(1)	$0.29	(1)

NET (LOSS) INCOME
GAAP (loss) net income	$(2,300,170)		$55,986
Adjustments:
Fair value write-up of acquired Third Wave and Cytyc inventory in fiscal 2009 and 2008, respectively	250		825
Amortization of intangible assets acquired since fiscal 2006	50,186		30,790
Impairment of goodwill	2,340,023		—
Write-off of certain intangible assets acquired from Third Wave	4,065		—
Income tax effect of reconciling items	(20,213	)(2)	(11,378	)(3)

Non-GAAP adjusted net income	$74,141		$76,223

EBITDA
Non-GAAP adjusted net income	74,141
Interest expense, net	16,748
Provision for income taxes	38,109
Depreciation and amortization not adjusted above	15,859

Adjusted EBITDA	$144,857

EXPLANATORY NOTES:

(1)	Non-GAAP adjusted earnings per share was calculated based on 258,380 and 259,798 weighted average diluted shares outstanding for the three months ended March 28, 2009 and March 29, 2008, respectively.
(2)	To reflect an estimated effective tax rate of 34% on a non-GAAP basis.
(3)	To reflect an estimated effective tax rate of 36% on a non-GAAP basis.

HOLOGIC, INC.

RECONCILIATION OF EPS, GAAP NET LOSS TO NON-GAAP ADJUSTED NET INCOME AND TO ADJUSTED EBITDA

(Unaudited)

(In thousands, except earnings per share)

	Six Months Ended March 28, 2009		Six Months Ended March 29, 2008
EARNINGS PER SHARE
GAAP loss per share- Diluted	$(8.79)		$(1.28)
Adjustments to net loss (as detailed below)	9.39		1.84

Non-GAAP adjusted earnings per share- Diluted	$0.60	(1)	$0.56	(1)

NET LOSS
GAAP net loss	$(2,252,177)		$(302,622)
Adjustments:
Fair value write-up of acquired Third Wave and Cytyc inventory in fiscal 2009 and 2008, respectively	834		42,368
Amortization of intangible assets acquired since fiscal 2006	100,299		56,966
Impairment of goodwill	2,340,023		—
Stock-based compensation associated with the acceleration of vesting/modification of the terms of certain equity awards related to the Cytyc merger	—		4,925
Write-off of certain intangible assets acquired from Third Wave and Cytyc in fiscal 2009 and 2008, respectively	4,065		2,900
Acquired in-process research and development related to the Cytyc merger	—		370,000
Income tax effect of reconciling items	(38,711	)(2)	(38,575	)(3)

Non-GAAP adjusted net income	$154,333		$135,962

EBITDA
Non-GAAP adjusted net income	$154,333
Interest expense, net	34,712
Provision for income taxes	81,290
Depreciation and amortization not adjusted above	31,927

Adjusted EBITDA	$302,262

EXPLANATORY NOTES:

(1)	Non-GAAP adjusted earnings per share was calculated based on 258,407 and 241,822 weighted average diluted shares outstanding for the six months ended March 28, 2009 and March 29, 2008, respectively.
(2)	To reflect an estimated annual effective tax rate of 34.5% on a non-GAAP basis.
(3)	To reflect an estimated annual effective tax rate of 36% on a non-GAAP basis.

Non-GAAP Financial Guidance:

This press release also includes estimates of future non-GAAP adjusted earnings and earnings per share. A reconciliation of these amounts to expected GAAP results is presented below:

	Three Months Ended June 27, 2009		Shares		Diluted Earnings per Share	Twelve Months Ended September 26, 2009		Shares		Diluted Earnings per Share
(In thousands, except per share amounts)
Projected GAAP Net Income (Loss)	$28,600 - $34,600		259,000		$0.11 - $0.13	$(2,194,500) - $(2,179,500)		260,000		$(8.44) -$(8.38)

Adjustments:
Fair value write-up of acquired inventory	—					834
Impairment of goodwill	—					2,340,023
Write-off of certain intangible assets	—					4,065
Cost of Revenues—Amortization of Acquired Intangible Assets	41,000	(1)				156,000	(1)
Amortization of Acquired Intangible Assets	13,000	(1)				53,600	(1)
Income tax effect of reconciling items	(18,600)	(2)				(75,022)	(2)

Projected Non-GAAP Net Income	$64,000 - $70,000		259,000	(3)	$0.25 - $0.27	$285,000 - $300,000		260,000	(3)	$1.10 - $1.15

Explanatory Notes:

(1)	To exclude the on-going, non-cash amortization of the intangible assets acquired.
(2)	To reflect an estimated effective tax rate of 34.5%.
(3)	To reflect estimated diluted weighted average shares outstanding of 259,000 and 260,000 for the third quarter and full year of fiscal 2009, respectively.

Use of Non-GAAP Financial Measures:

The Company has presented the following non-GAAP financial measures in this press release: adjusted net income; adjusted EPS; and adjusted EBITDA. The Company defines its non-GAAP net income to exclude the non-cash amortization of intangible assets acquired by the Company since 2006 or impairment of goodwill and intangible assets, other acquisition-related charges, such as charges associated with the write-off of acquired in-process research and development and the write-up of acquired inventory to fair market value, and other one-time, nonrecurring, unusual or unanticipated charges, expenses or gains. As set forth in the applicable reconciliation tables above, non-GAAP adjusted net income and non-GAAP adjusted EPS for the periods presented exclude the following items from GAAP net (loss) income and EPS: (i) non-cash expenses associated with the Company’s recent acquisitions, including the write-off of goodwill and intangible assets, amortization of intangible assets, stock-based compensation expense associated with the termination of acquired employees, acceleration of the vesting or other modification of the terms of equity awards as a result of an acquisition, and the write-off of acquired research and development; (ii) the increase in cost of revenues resulting from the write-up of acquired inventory sold during the applicable period and (iii) restructuring charges. The Company’s non-GAAP adjusted EBITDA excludes from its GAAP net (loss) income (i) the items excluded in its calculation of adjusted net income, (ii) interest expense, net, (iii) provision for income taxes, and (iv) depreciation and amortization expense not otherwise excluded in calculating its adjusted net income.

The Company believes the use of non-GAAP adjusted net income and non-GAAP EPS are useful to investors in comparing the results of operations in fiscal 2009 to the comparable period in fiscal 2008 by eliminating certain of the more significant effects of the acquisitions that took place since fiscal 2006. These measures also reflect how the Company manages the business internally and sets operational goals, and forms the basis of certain of its management incentive programs. In addition to the adjustments set forth in the calculation of its adjusted net income, its adjusted EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. As with the items eliminated in its calculation of adjusted net income, these items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. The items excluded in its calculation of its adjusted EBITDA presented herein are also excluded in the calculation of its adjusted EBITDA under its senior secured borrowing arrangements and used by the Company and its lenders in determining its compliance with its financial covenants under those arrangements. When analyzing the Company’s operating performance, investors should not consider these non-GAAP financial measures as a substitute for net (loss) income or EPS prepared in accordance with GAAP.